Exhibit 10.2

PERFORMANCE UNIT AGREEMENT

[Global Affiliate] (the “Global Affiliate”) confirms that, on [grant date] (the “Grant Date”), you [name] were granted [number] Performance Units (your “Performance Units”), and approves and ratifies such grant. Your Performance Units are subject to the terms and conditions of the MetLife, Inc. 2015 Stock and Incentive Compensation Plan (the “Plan”) and this Performance Unit Agreement (this “Agreement”), which includes the Award Agreement Supplement (the “Supplement”). Please note that the Supplement includes terms for forfeiture of your Performance Units under some circumstances. Any payment due under this Agreement may be made by any one or more Affiliates (the “Paying Affiliate”).

Standard Terms.

(a) These terms are the “Standard Terms” and will apply to your Performance Units except in so far as Sections S-2 (“Change of Status”), S-3 (“Change of Control”), or S-16 (“Restrictive Covenants”) apply.

(b) The Performance Period for your Performance Units will begin on January 1, [year] and end on the December 31 immediately preceding the third anniversary of the beginning of the Performance Period. After the conclusion of the Performance Period, the Committee will determine the number of Performance Units payable in accordance with these Standard Terms (your “Final Performance Units”), and your Final Performance Units will be due and payable in cash equal to the Closing Price on the date the Committee determines your Final Performance Units. Your Final Performance Units will be due and payable at the time specified in Section S-8 (“Timing of Payment”).

(c) The Committee will determine your Final Performance Units by multiplying your Performance Units by the “Final Performance Factor.” The Final Performance Factor means a percentage (from zero to 175%) determined by the Committee in its discretion. In exercising its discretion, the Committee may consider the average of two performance factors (each from zero to 175%), described in (1) and (2) below, subject to the cap determined by (3) below, if applicable, or such other considerations as it finds appropriate.

(1) The first performance factor will be based on the Company’s annual performance during the Performance Period with respect to Adjusted Return on Equity compared to its three-year business plan, as determined by the Committee in its discretion. In exercising its discretion, the Committee may refer to the guidelines in Performance Factor Appendix 1 to this Agreement, or such other considerations as it finds appropriate.

(2) The second performance factor will be based on the Company’s performance with respect to Total Shareholder Return during the Performance Period compared to the Company’s peer companies, as determined by the Committee in its discretion. In exercising its discretion, the Committee may refer to the list of peer companies and guidelines in Performance Factor Appendix 2 to this Agreement, the definition of “Total Shareholder Return” below, or such other considerations as it finds appropriate. “Total Shareholder Return” means the change (plus or minus) from the Initial Closing Price to the Final Closing Price, plus dividends (if any) actually paid on Shares on a reinvested basis during the applicable period. “Initial Closing Price” means the average Closing Price (as defined in Section S-9, “Closing Price”) for the twenty (20) trading days prior to the first day of the applicable period. “Final Closing Price” means the average Closing Price (as defined in Section S-9, “Closing Price”) for the twenty (20) trading days prior to and including the final day of the applicable period.

(3) In determining the Final Performance Factor in its discretion, the Committee may consider whether the Company’s Total Shareholder Return for the Performance Period is zero or less, and if so may, in its discretion, choose to set the Final Performance Factor at the lesser of (a) the average of the percentages determined under Sections (c)(1) and (2) of these Standard Terms; or (b) 100%.

IN WITNESS WHEREOF, the Global Affiliate has caused this agreement to be offered to you, and you have accepted this Agreement by the electronic means made available to you.

PERFORMANCE FACTOR APPENDIX 1

TO PERFORMANCE UNIT AGREEMENT

Adjusted Return on Equity Performance Factor Guidelines

	Below Threshold	Threshold	Between Threshold and Target	Target	Between Target and Maximum	Maximum	Above Maximum
Performance Result	0% - 79%	80%	81% - 99%	100%	101% - 119%	120%	121% +

Performance Factor	0%	25%	For each 1% the performance result is above 80%, add 3.75% to the threshold performance factor of 25%.	100%	For each 1% the performance result is above 100%, add 3.75% to the target performance factor of 100%.	175%	175%

Guideline Examples

Performance Result	Performance Factor
79%	0%
80%	25%
85%	43.75%
90%	62.50%
95%	81.25%
100%	100%
110%	137.50%
115%	156.25%
120%	175%
125%	175%

PERFORMANCE FACTOR APPENDIX 2

TO PERFORMANCE UNIT AGREEMENT

Total Shareholder Return Peer Companies

Aegon NV	Legal & General Group
Aflac Inc.	Lincoln National Corp.
AIA Group	Manulife Financial Corp.
Allianz SE	Ping An Insurance Group
Allstate Corp	Principal Financial Grp Inc.
American International Group	Prudential Financial Inc.
Assicurazioni Generali SPA	Prudential PLC
Aviva PLC	Travelers Cos. Inc.
AXA	Unum Group
Dai-Ichi Life Insurance Co. Ltd.	Zurich Financial Services
Hartford Financial Services

Total Shareholder Return Performance Factor Guidelines

	Below Threshold	Threshold	Between Threshold and Target	Target	Between Target and Maximum	Maximum	Above Maximum
Performance Result	0 - 24th %tile	25th %tile	26th - 49th %tile	50th %tile	51st -87.4th %tile	87.5th %tile	87.6th -99th %tile

Performance Factor	0%	25%	For each %tile the performance result is above the 25th %tile, add 3% to the threshold performance factor of 25%.	100%	For each %tile the performance result is above the 50th %tile, add 2% to the target performance factor of 100%.	175%	175%

Guideline Examples

Performance Result	Performance Factor
24th %tile	0%
25th %tile	25%
30th %tile	40%
40th %tile	70%
50th %tile	100%
60th %tile	120%
70th %tile	140%
80th %tile	160%
87.5th %tile	175%
99th %tile	175%